FOR RELEASE March 31, 2003

Contact: Lawrence Pemble

Robert Goodwin

Chindex International, Inc.

(301) 215-7777

CHINDEX INTERNATIONAL, INC.

Announces Change in Fiscal Year

BETHESDA, MARYLAND (March 31, 2003) . . . Chindex International, Inc. (NASDAQ: CHDX), the leading independent American company providing Western healthcare products distribution and medical services in the People's Republic of China, today announced that its Board of Directors has approved a resolution changing the company's fiscal year from December 31 to March 31. The change is effective as of March 31, 2003.

''Chindex has decided to change its fiscal year from December 31 to March 31 for two primary reasons,'' Roberta Lipson, President and CEO noted, ''the first being to better align our financial year reporting with the annual purchasing cycles for medical equipment in the Chinese marketplace. Secondly, by moving off of the calendar year cycle we expect to be able to better contain our annual audit related expenses on a global basis. We do not expect this change to have a large impact on our year-to-year results.''

The Company has today filed a report on Form 8-K announcing the change and expects to file its transition report for the three months ended March 31, 2003 on form 10-K on or about June 30, 2003. The Company also announced that it will harmonize its U.S. tax year with the March 31 fiscal year.

Chindex is a leading American company in healthcare in the Greater Chinese marketplace including Hong Kong. It provides representative and distribution services to a number of major multinational companies including Siemens AG (diagnostic color ultrasound scanners under the Acuson and Siemens brand names), Becton-Dickinson (including vascular access, infusion and critical care systems), Johnson & Johnson (clinical chemistry analyzers), and Guidant (interventional cardiology products including stents, balloon catheters, and guide wires). It also provides healthcare services through the operations of its private hospitals and clinics in China. With more than 21 years of experience, over 600 employees, and operations in the United States, China and Hong Kong, the Chindex strategy is to expand its cross-cultural reach by providing leading edge technologies, quality products and services to Greater China's professional communities. Further company information may be found at the Company's websites, www.chindex.com and www.unitedfamilyhospitals.com.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to the Company's (i) performance goals, including successful conclusion of efforts to secure government-backed financing, (ii) future events and earnings, including revenues from the Company's developmental businesses such as healthcare services, (iii) markets, including growth in demand in China for the Company's products and services, and (iv) proposed new operations, without limitation that there can be no assurance as to the opening schedule, budgeting or success of the Company's hospital in Shanghai. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.